Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2012, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Numerex Corporation on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Numerex Corporation on Form S-3 (File No. 333-114842, effective November 23, 2004; File No. 333-122681, effective August 28, 2005; File No. 333-136093, effective August 8, 2006; and File No. 333-140483, effective June 7, 2007) and on Forms S-8 (File No. 333-51780, effective December 13, 2000; File No. 333-105142, effective May 9, 2003; and File No. 333-143805, effective June 15, 2007).

/s/ Grant Thornton LLP

Atlanta, GA

March 15, 2012